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                                                                   EXHIBIT 99.1
                                                                   Press Release
[UNITEDAUTO LOGO]

                                                         United Auto Group, Inc.
                                                         13400 Outer Drive West
                                                         Suite B36
                                                         Detroit, MI 48239

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
Contact:   Jim Davidson                         Phil Hartz                           Tony Pordon
           Executive Vice President -           Senior Vice President -              Vice President -
           Finance                              Corporate Communications             Investor Relations
           201-325-3303                         313-592-5365                         313-592-5266
           jdavidson@unitedauto.com             phartz@unitedauto.com                tony.pordon@unitedauto.com
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FOR IMMEDIATE RELEASE

               UNITEDAUTO ANNOUNCES EXPANSION INTO EUROPEAN UNION
           EXECUTES AGREEMENTS TO ACQUIRE MERCEDES-BENZ RETAIL OUTLETS
                AT MILTON KEYNES AND KETTERING IN UNITED KINGDOM

         DETROIT, MI, January 21, 2002 - UnitedAuto Group, Inc. (NYSE: UAG), a FORTUNE 500 automotive specialty retailer, today announced plans to commence the retail sales and service of Mercedes-Benz passenger cars in the United Kingdom. UnitedAuto's expansion into Europe is consistent with the Company's vision to become a dominant global auto retailer.

         UnitedAuto plans to acquire two dealerships in the United Kingdom:
Milton Keynes based Mercedes-Benz of Portway will be renamed Mercedes-Benz of Milton Keynes. Kettering based Peter Harris LTD will be renamed Mercedes-Benz of Kettering. These acquisitions represent the first phase in the development of a large market area for Mercedes-Benz, which will encompass the already mentioned communities of Milton Keynes and Kettering, as well as the communities of Northampton and Bedford. The market area in which the UnitedAuto businesses will operate is also home to DaimlerChrysler's United Kingdom headquarters.

         Closing of the two transactions, which are subject to customary conditions, are expected to occur late in the first quarter of 2002. Dealership operations would commence immediately following the closings.

         According to Director Mercedes-Benz Passenger Cars and smart Dermot Kelly, "We are delighted to welcome UnitedAuto into our network. Our retail strategy is designed to improve the service we give to our customers, and UnitedAuto's experience will undoubtedly help here."

         Commenting on the Company's announcement, Roger Penske, UnitedAuto Chairman, said, "We have been exploring opportunities to expand our global presence. Together with our partners at DaimlerChrysler UK, we have identified an outstanding opportunity to begin operations in this market with the legendary Mercedes brand."

         The Milton Keynes and Kettering operations are expected to add approximately $U.S. 65,000,000 of revenue on an annual basis.

         UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 127 franchises in 19 states, Puerto Rico and Brazil. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

           Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.

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